UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 23, 2005

BANCSHARES OF FLORIDA, INC.

(Exact name of registrant as specified in its charter)

Florida	333-74997	59-3535315
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1185 Immokalee Road, Naples, Florida	34110
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 254-2100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities

On May 23, 2005, Bancshares of Florida, Inc. (“Company”) issued 172,574 shares of its common stock. The shares were issued in exchange for shares of the Company’s Series A Preferred Stock (“Preferred Stock”). The exchange ratio for the Preferred Stock was the current redemption value per share of Preferred Stock ($104) divided by the average closing price for a share of common stock on the 20 trading days preceding May 23, 2005 ($15.78). Therefore, for each share of Preferred Stock which was exchanged, the holder received 6.59 shares of common stock. Holders received cash in lieu of fractional shares at a rate of $15.78 per share. A total of $1.1 million of the Company’s Series A Preferred Stock remains outstanding.

As a result of the above transaction and the addition of nearly $13.0 million in net proceeds from common equity raised via the sale of 915,000 shares of common stock through a private placement, proforma book value per common share at March 31, 2005 would have been $9.04, an increase of $1.22 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bancshares of Florida, Inc.
(Registrant)

Date: May 26, 2005	/s/ Sharon I. Hill
Sharon I. Hill
Vice President and Chief Accounting Officer